EXHIBIT 99.1
ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS;
THIRD QUARTER NET INCOME INCREASED 43%;
THIRD QUARTER NET INCOME PER DILUTED SHARE UP 41% TO $1.11
New Albany, Ohio, November 14, 2006: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record third quarter net income of $102.0 million and net income per diluted share of $1.11 for the period ended October 28, 2006.
Third Quarter Developments
•	Total Company net sales increased 22% to $863.4 million; comparable store sales increased 5% versus a 25% increase for the third quarter of fiscal 2005

•	Abercrombie & Fitch net sales increased 12% to $382.1 million; Abercrombie & Fitch comparable store sales increased by 1%

•	abercrombie net sales increased 13% to $109.1 million; abercrombie comparable store sales increased by 8%

•	Hollister Co. net sales increased 39% to $364.0 million; Hollister Co. comparable store sales increased by 8%

•	RUEHL net sales increased 97% to $8.1 million; RUEHL comparable store sales increased by 20%

•	Net income for the third quarter increased 43% to $102.0 million from $71.6 million in fiscal 2005

•	Net income per diluted share increased 41% to $1.11 in the third quarter of fiscal 2006 from $0.79 in fiscal 2005
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“I am pleased with our accomplishments for the third quarter. We performed well from a financial standpoint while enhancing the long term positioning of our brands. Our track record is strong, and our opportunities going forward are exceptional. We will continue to leverage our expertise, invest in our growth potential and, as a result, we expect to continue to deliver strong returns to our shareholders.”

Third Quarter Financial Results
Net sales for the thirteen weeks ended October 28, 2006 increased 22% to $863.4 million from $704.9 million for the thirteen weeks ended October 29, 2005. Total Company comparable store sales increased 5% versus last year.
The gross profit rate for the quarter was 65.8%, down 20 basis points compared to last year. The decline in gross profit rate was primarily due to a higher markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, decreased 20 basis points to 35.7% from 35.9%. The decrease in rate versus last year resulted primarily from the Company’s ability to leverage store payroll expense, partially offset by increased store maintenance expenses associated with store investment projects.
Marketing, General and Administrative expense, as a percentage of sales, decreased 260 basis points to 11.3% from 13.9%. During the third quarter of 2005, the Company recorded a non-recurring charge of $13.5 million related to an executive severance agreement. The decrease in rate is primarily attributed to decreased home office and marketing expenses.
Operating income for the third quarter increased 41% to $162.8 million compared to $115.9 million last year.
Net income for the third quarter increased 43% to $102.0 million, or $1.11 per diluted share, from $71.6 million, or $0.79 per diluted share, for the third quarter of fiscal 2005.
2006 Outlook
The Company reaffirmed its previously provided earnings guidance for the second-half of fiscal 2006 of net income per diluted share to be in the range of $3.25 to $3.30, including a charge of approximately $0.02 attributable to FAS 123(R). The low end of the second half of fiscal 2006 guidance reflects a flat comparable store sales scenario for the fourth quarter of 2006. Based upon this guidance, the Company expects its net income per diluted share for the year to be in the range of $4.59 to $4.64, including approximately $0.10 attributable to FAS 123(R).
The Company expects total capital expenditures for fiscal 2006 to be between $410 million and $420 million with approximately $260 million of this amount allocated to new store construction, store remodels, conversions and improvements to existing stores, with the remainder related to home office and distribution center investments.
For fiscal 2006, the Company expects to increase gross square-footage by approximately 11% primarily through the addition of approximately 70 new Hollister Co. stores, 19 new abercrombie stores, eight new Abercrombie & Fitch stores and seven new RUEHL stores.
Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on December 19, 2006 to shareholders of record at the close of business on November 28, 2006.
The Company plans to open its first European location in London in the first quarter of fiscal 2007.

The Company operated 355 Abercrombie & Fitch stores, 171 abercrombie stores, 369 Hollister Co. stores, and 11 RUEHL stores in the United States at the end of the third quarter of 2006. The Company operates three Abercrombie & Fitch stores and three Hollister Co. stores in Canada. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 3554646 or for 12 months by visiting the Company’s website at www.abercrombie.com.
# # # #

For further information, call:	Thomas D. Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2006 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended October 28, 2006 and Thirteen Weeks Ended October 29, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2006	% of Sales	2005	% of Sales
Net Sales	$863,448	100.0%	$704,918	100.0%

Cost of Goods Sold	295,250	34.2%	239,832	34.0%

Gross Profit	568,198	65.8%	465,086	66.0%

Total Stores and Distribution Expense	308,456	35.7%	252,947	35.9%

Total Marketing, General and Administrative Expense	97,167	11.3%	97,644	13.9%

Other Operating Income, Net	(266)	0.0%	(1,379)	-0.2%

Operating Income	162,841	18.9%	115,874	16.4%

Interest Income, Net	(3,252)	-0.4%	(1,516)	-0.2%

Income Before Income Taxes	166,093	19.2%	117,390	16.7%

Income Tax Expense	64,062	7.4%	45,790	6.5%

Effective Rate	38.6%		39.0%

Net Income	$102,031	11.8%	$71,600	10.2%

Net Income Per Share:
Basic	$1.16		$0.81
Diluted	$1.11		$0.79

Weighted-Average Shares Outstanding:
Basic	88,106		87,862
Diluted	92,146		90,458

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirty-nine Weeks Ended October 28, 2006 and Thirty-nine Weeks Ended October 29, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2006	% of Sales	2005	% of Sales
Net Sales	$2,179,415	100.0%	$1,823,319	100.0%

Cost of Goods Sold	726,043	33.3%	611,321	33.5%

Gross Profit	1,453,372	66.7%	1,211,998	66.5%

Total Stores and Distribution Expense	837,302	38.4%	707,267	38.8%

Total Marketing, General and Administrative Expense	272,206	12.5%	232,674	12.8%

Other Operating Income, Net	(5,392)	-0.2%	(3,193)	-0.2%

Operating Income	349,256	16.0%	275,250	15.1%

Interest Income, Net	(9,183)	-0.4%	(4,296)	-0.2%

Income Before Income Taxes	358,439	16.4%	279,546	15.3%

Income Tax Expense	134,445	6.2%	110,186	6.0%

Effective Rate	37.5%		39.4%

Net Income	$223,994	10.3%	$169,360	9.3%

Net Income Per Share:
Basic	$2.55		$1.95
Diluted	$2.44		$1.87

Weighted Average Shares Outstanding
Basic	87,982		87,002
Diluted	91,675		90,422

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	October 28, 2006	January 28, 2006
ASSETS

Current Assets
Cash and Equivalents	$65,466	$50,687
Marketable Securities	308,906	411,167
Receivables	59,495	41,855
Inventories	431,002	362,536
Deferred Income Taxes	29,692	29,654
Other Current Assets	60,716	51,185

Total Current Assets	955,277	947,084

Property and Equipment, Net	1,058,740	813,603

Other Assets	51,808	29,031

Total Assets	$2,065,825	$1,789,718

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$178,700	$145,313
Accrued Expenses	259,543	215,034
Deferred Lease Credits	35,160	31,727
Income Taxes Payable	50,939	99,480

Total Current Liabilities	524,342	491,554

Long-Term Liabilities
Deferred Income Taxes	28,641	38,496
Deferred Lease Credits	208,373	191,225
Other Liabilities	92,596	73,326

Total Long-Term Liabilities	329,610	303,047

Total Shareholders’ Equity	1,211,873	995,117

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,065,825	$1,789,718